CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS,
PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL
OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF, WHICH
HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF
INCORPORATION OR IN ANY AMENDMENT THERETO, OF THE

SERIES A CONVERTIBLE PREFERRED STOCK
OF
DIGICORP, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

We, the undersigned, the President and Secretary, respectively, of Digicorp, Inc., a Delaware corporation (the "Company"), DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company by unanimous written consent of its members:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation of the Company, as amended, the Board of Directors hereby creates a series of the Preferred Stock of the Company to consist of Five Hundred Thousand (500,000) shares, each of $.001 par value, and the Board of Directors hereby fixes the voting powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, as follows:

1.	Designation.

The designation of the said series of Preferred Stock created by this Resolution shall be "Series A Convertible Preferred Stock".

2.	Dividends.

The holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive out of funds legally available for such purpose, cash dividends in an amount per share equal the amount of dividends that would have been payable in respect of each such share had such share been converted into shares of Common Stock pursuant to Section 4 hereof immediately prior to the payment of such dividend, when and as any dividends shall be declared by the Board of Directors of the Company in respect of the shares of Common Stock.  The Series A Convertible Preferred Stock shall rank pari passu with the Common Stock with respect to the right to receive dividends.

3.	Rights upon Liquidation, Dissolution or Winding Up.

(a)
With respect to rights on liquidation, dissolution or winding up, the Series A Convertible Preferred Stock shall rank prior to the Common Stock.  In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, an amount equal to $.001 per share, plus all accrued but unpaid dividends, if any, to the date of payment (the "Liquidation Value").

(b)
If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay each holder of shares of Series A Convertible Preferred Stock the Liquidation Value of the shares so held, such amount to be appropriately adjusted upon the occurrence of any of the events specified in Section 4(a) (ii) and (iii) hereof, the holders of shares of Series A Convertible Preferred Stock shall receive ratably all of the assets of the Company then available for distribution to its stockholders.

(c)
In the event of any liquidation, dissolution or winding up of the Company after payment shall have been made to the holders of shares of Series A Convertible Preferred Stock of the Liquidation Value of each share of Series A Convertible Preferred Stock so held, holders of any class or classes of stock ranking on liquidation junior to the Series A Convertible Preferred Stock shall be entitled, to the exclusion of the holders of shares of Series A Convertible Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its stockholders.

(d)
The merger or consolidation of the Company into or with another corporation or the merger or consolidation of any other corporation into or with the Company (in which consolidation or merger the stockholders of the Company receive cash or securities in exchange for disposition of all the assets of the Company), shall not be deemed to be a liquidation, dissolution or winding up of the Company.

4.	Conversion.

The holders of the Series A Convertible Preferred Stock shall have the right to convert to shares of Common Stock as follows:

(a) Right to Convert.

The holder of any such shares of Series A Convertible Preferred Stock shall have the right, at any time subsequent to the filing of an amendment to the Company’s certificate of incorporation with the Secretary of State of the State of Delaware whereby the authorized Common Stock is increased to a minimum of 200,000,000 shares, to convert any of such shares of Series A Convertible Preferred Stock into shares of Common Stock at a rate of One Thousand (1,000) shares of Common Stock for every one share of Series A Convertible Preferred Stock (the "Conversion Ratio"), which shall be adjusted as follows:

(i) No Fractional Shares Upon Conversion.

No fractional shares of Common Stock will be issued upon conversion of Series A Convertible Preferred Stock nor shall the Company pay any cash value on any fractional shares.

(ii) Adjustment For Combination or Consolidations of Common Stock.

In the event the Company at any time or from time to time after the effective date of the initial issuance of the Series A Convertible Preferred Stock (hereafter referred to as the "Original Issue Date") effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series A Convertible Preferred Stock, than the existing Conversion Ratio for the Series A Convertible Preferred Stock will be increased or decreased proportionately.

(iii) Adjustment For Dividends, Distributions and Common Stock Equivalents.

In the event the Company at any time or from time to time after the Original Issue Date makes or issues a dividend payable in Common Stock to holders of record of its Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights ("Common Stock Equivalents"), convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for Common Stock Equivalents or the additional shares of Common Stock, then and in such event, for the purpose of protecting the holders of Series A Convertible Preferred Stock from any dilution in connection therewith, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividends or distribution or upon conversion or exercise of such Common Stock Equivalents will be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such a record date.  In each such event the then existing Conversion Ratio for the Series A Convertible Preferred Stock will be increased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the Conversion Ratio for the Series A Convertible Preferred Stock by a fraction, the numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents, and the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close business on such record date; provided, however, if such record date has been fixed and such dividend is not fully paid or if such distribution is not made on the date fixed therefor, the Conversion Ratio for the Series A Convertible Preferred Stock will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Ratio for the Series A Convertible Preferred Stock will be adjusted pursuant to this Section 4(a)(iii) as of the date of actual payment of such dividends or distributions.

(b) Mechanics of Conversion.

Before any holder of Series A Convertible Preferred Stock will be entitled to receive a certificate or certificates for the number of shares of Common Stock to be issued upon conversion, he will surrender the certificate or certificates representing the Series A Convertible Preferred Stock, duly endorsed, at the office of the Company or of any transfer agent for the Series A Convertible Preferred Stock and he will give written notice to the Company stating the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued.  The Company, as soon as practicable thereafter, will issue and deliver to such holder of Series A Convertible Preferred Stock or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he will be entitled as aforesaid.

(c) No Impairment.

The Company, whether by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Company, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against impairment.

5.	Redemption.

The Series A Convertible Preferred Stock shall not be subject to redemption by the Company.

6.	Voting Rights.

Except as required under the General Corporation Law of the State of Delaware, the Series A Convertible Preferred Stock shall not be entitled to any voting rights.

7.	No Preemptive Rights.

No stockholders of the Company, including, without limitation, the holders of the Series A Convertible Preferred Stock, shall have preemptive rights.

IN WITNESS WHEREOF, said DIGICORP, INC. has caused this certificate to be signed by Jay Rifkin, its President, and attested by Jay Rifkin, its Secretary, this 23rd day of May, 2008.

/s/ Jay Rifkin
JAY RIFKIN, President
ATTEST:

/s/ Jay Rifkin
JAY RIFKIN, Secretary